Exhibit 10.1

Schedule of Base Annual Salaries for Executive Officers effective May 1, 2013 and
Restricted Stock Units awarded on May 13, 2013

As previously disclosed on May 17, 2013 in a Current Report on Form 8-K filed with the Securities and Exchange Commission, on May 13, 2013 the Compensation Committee of Markel Corporation (the “Company”) approved salary increases for the Company's named executive officers, taking into account increased size and complexity of the Company following its acquisition of Alterra Capital Holdings Limited (“Alterra”) on May 1, 2013 and the work that will be required by these individuals with respect to the integration of Alterra into the Company over the next several years. In addition, the Compensation Committee approved retention awards of restricted stock units to each of the named executive officers other than Steven A. Markel (who has not, at his request, participated in the Company's equity incentive plans). The purpose of these awards was to assist in assuring the Company of the services of these individuals to oversee the Alterra integration.
The table below sets forth the new base salaries for each of the named executive officers, as well as the Company's other full-time executive officers, which went into effect on May 1, 2013, as well as the number of restricted stock units granted to the Company's executive officers on May 13, 2013. The restricted stock units were granted under the Company's 2012 Equity Incentive Compensation Plan and, subject to certain conditions, are scheduled to vest on May 13, 2016, with pro rata vesting in the case of death or disability. Each unit represents the right to receive one share of the Company's common stock upon vesting.

Name	Title	Base Salary Effective May 1, 2013	Restricted Stock Unit Award
Alan I. Kirshner	Chairman and CEO	$900,000	3,805 units
Steven A. Markel	Vice Chairman	$700,000	N/A
F. Michael Crowley	President and Co- Chief Operating Officer	$750,000	3,805 units
Thomas S. Gayner	President and Chief Investment Officer	$750,000	3,805 units
Richard R. Whitt, III	President and Co- Chief Operating Officer	$750,000	3,805 units
Anne G. Waleski	Chief Financial Officer	$425,000	1,427 units
Gerard Albanese, Jr.	Chief Underwriting Officer	$600,000	3,805 units
Britton L. Glisson	Chief Administrative Officer	$400,000	761 units
Bradley J. Kiscaden	Chief Actuarial Officer	$425,000	809 units